Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We have issued our report dated March 12, 2020, with respect to the consolidated financial statements included in the Annual Report of Mid-Con Energy Partners, LP on Form 10-K for the year ended December 31, 2019. We consent to the incorporation by reference of said report in the Registration Statements of Mid-Con Energy Partners, LP on Forms S-3 (File No. 333-224590, File No. 333-214536, File No. 333-195669 and File No. 333-187012) and on Forms S-8 (File No. 333-179161 and File No. 333-208203).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

March 12, 2020